Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES EXPIRATION

OF TENDER OFFER FOR 6.95% SENIOR NOTES

AND CLOSING OF $760.0 MILLION OF 6.875% SENIOR NOTES

Richmond, Virginia, December 21, 2005—Massey Energy Company (NYSE:MEE) announced today that it has completed its tender offer and consent solicitation for any and all of its outstanding $220.1 million in aggregate principal amount of 6.95% Senior Notes due 2007 (the “6.95% Notes”) and its private offering of $760.0 million in aggregate principal amount of 6.875% Senior Notes due 2013 (the “6.875% Notes”).

6.95% Notes Tender Offer

The tender offer for the 6.95% Notes expired at midnight, New York City time, on December 20, 2005 (the “Expiration Date”). As of the Expiration Date, Massey had accepted tender of 6.95% Notes from holders of $189.5 million, or 86.1%, of the $220.1 million outstanding principal amount of the 6.95% Notes pursuant to Massey’s Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, each dated November 22, 2005 (the “Offer to Purchase”). Massey has accepted for payment and paid for all 6.95% Notes validly tendered on or prior to the Expiration Date. Massey intends to initiate full redemption of the remaining $30.6 million of the 6.95% Notes that were not tendered by the Expiration Date.

6.875% Notes Offering

Massey intends to use the proceeds of the offering of the 6.875% Notes to fund its tender offer for any and all of the 6.95% Notes, the subsequent redemption of the 6.95% Notes that were not tendered, its previously announced tender offer for any and all of its 4.75% Convertible Senior Notes due 2024 with an outstanding aggregate principal amount of $132.0 million, its previously announced exchange offer for its 2.25% Convertible Senior Notes due 2024 with an outstanding aggregate principal amount of $175.0 million, and for general corporate purposes.

The 6.875% Notes were offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended, at a price of

$992.43 per $1,000 note. The 6.875% Notes are senior unsecured obligations of Massey, will pay interest semi-annually and are guaranteed by substantially all of Massey’s current and future operating subsidiaries.

UBS Securities LLC acted as Dealer Manager for the tender offer and solicitation agent for the consent solicitation. Global Bondholder Services Corporation acted as the Information Agent for the tender offer and consent solicitation.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any of the 6.95% Notes. The tender offer was made solely by means of the Offer to Purchase.

The securities offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking and reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll-free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at http://www.masseyenergyco.com, Investor Relations.

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